Exhibit 99.1
1870 Crown Drive
Dallas, TX 75234
214-561-7500
Fax: (214) 561-7499
For immediate release
For further information contact:
Ray Schmitz
Vice President and Chief Financial Officer
(214) 561-7503
ray.schmitz@dynamex.com
DYNAMEX ANNOUNCES SECOND QUARTER
FISCAL YEAR 2006 RESULTS
Second Quarter Highlights:
•	Sales increase 9.8% to $86 million

•	Net income increases 4.9% to $2.7 million, $0.24 per fully diluted share

•	Announces initiative to license technology and business processes via franchise model
March 1, 2006 — Dallas, Texas — Dynamex Inc. (NASDAQ:DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.7 million or $0.24 diluted earnings per common share for the FY 2006 second quarter compared to $2.6 million or $0.22 diluted earnings per common share in the prior year quarter.
Sales increased 9.8% to $86 million in the FY 2006 second quarter compared to the same quarter last year. Excluding the impact of exchange rate fluctuations between the Canadian dollar and the U.S. dollar, sales increased 8.3%. Higher fuel surcharges in the current period accounted for slightly less than 3% of the increase in sales this year compared to the prior year.
The core growth rate, the rate excluding the impact of fuel surcharges and changes in the foreign exchange rate, was approximately 5.5% this quarter, which is below our target range of 8% to 12%. Customer attrition in the U.S, which includes the impact of exiting certain relationships that did not achieve acceptable levels of profitability, was exceptionally high during the quarter resulting in a reduction in the overall core growth rate of approximately 3.0% to 3.5%.
- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

We expect the FY 2006 third quarter core growth rate to be generally in line with the current quarter with the rate expected to begin to escalate in the FY 2006 fourth quarter, but will likely remain below the low end of our target range in both quarters.
Selling, general and administrative (“SG&A”) expenses increased 9.9% to $19.1 million in the FY 2006 second quarter compared to the prior year period. Excluding changes in the Canadian/U.S. dollar exchange rate, SG&A increased 8.6%. As a percentage of sales, SG&A expenses were 22.1% in FY 2006, the same percentage as the prior year. Excluding the impact of foreign exchange, compensation increased approximately $650,000 while employee benefits including medical and dental costs, stock option expense and payroll taxes increased approximately $500,000.
Operating income was $4.2 million in the current year quarter, an increase of 4.3% over the prior year quarter. The increase is attributable to the gross profit generated from increased sales this year compared to the prior year.
Income tax expense was $1.5 million, 36% of income before taxes in the current year quarter compared to $1.4 million, 36% of income before taxes in the prior year.
Second Quarter Highlights
“We continue to position the Company for increased growth and profitability and our overall performance in the second quarter improved from the year-ago period,” said Dynamex Chairman and CEO, Rick McClelland. “We did not accomplish our top line goals in the quarter but the organizational changes we announced recently are intended to enhance our growth rate by a closer alignment of sales and operations locally and regionally which will also allow us to intensify our National Accounts marketing activities.
“The attrition we experienced during the quarter represented an unusually high percentage of sales from an historical perspective,” McClelland continued. “This level of attrition is unacceptable and we made certain organizational and structural changes, which we believe, will improve service levels and result in an attrition rate that is more in line with historical levels.
“General business conditions in our marketplace remain favorable and the strengthening of our operational and regional sales organizations will enable us to leverage future growth opportunities and return top-line growth to acceptable levels,” said McClelland. “Our national account base and sales pipeline remain strong as we are actively pursuing a number of solid opportunities in terms of both new business and expanded relationships with existing customers. We were recently awarded new business in the U.S. which is expected to generate incremental sales in excess of $15 million annually once all locations are fully operational. However, the bulk of this new business is not scheduled to begin until the FY 2006 fourth quarter or early in FY 2007 and thus will have a minimum impact on sales this fiscal year.
“In addition to our normal sales and marketing activity, we have initiated preliminary discussions with a number of transportation and logistics firms regarding the licensing of our technology and certain business processes,” McClelland concluded. “The reaction has been very favorable and
- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

we believe that this may become an additional revenue engine for the company and a means of further enhancing operating income.”
Margins
The gross margin was 27.5% of sales in the current year quarter compared to 27.7% in the prior year. Purchased transportation totaled 64.9% of sales this year compared to 64.2% last year. The increase in purchased transportation, as a percentage of sales, is primarily attributable to the change in business mix and a higher percentage of fuel surcharge revenues this year compared to the prior year.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $4.7 million, a 5.7% increase over the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release). EBITDA, as a percentage of sales, was 5.5%, down from 5.7% in the prior year due to the lower gross profit margin.
Depreciation and Amortization
Depreciation and amortization (“D&A”) in the second quarter 2006 increased to $448,000 from $369,000 in the second quarter of 2005, due in large part to computer software billing and receivable systems placed in service late in the third quarter of the current year. As a percent of sales, D&A was 0.5%, the same as the prior year.
Interest Expense
Interest expense for the three months ended January 21, 2006 was $90,000, $26,000 below the prior year period. During the current year quarter, the Company used temporary borrowings under the bank credit facility to fund stock repurchases. The Company subsequently transferred excess cash from Canada and used those funds to eliminate the balance of outstanding debt.
Outlook
The following outlook for FY 2006 is provided in connection with Regulation FD and to ensure that all investors continue to have equal access to information. The following outlook contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Caution should be taken that the actual results could differ materially from those stated or implied in this and other Company communications.
The Company expects that the year-over-year core sales growth rate will likely range between 5% and 7% for the third and fourth quarters of fiscal year 2006.
The Company expects net income for FY 2006 to range between $1.00 and $1.10 per fully diluted share. In addition to the impact of reduction in expected sales growth, the revised outlook includes incremental costs to relocate the corporate headquarters and startup costs associated with new business of approximately $300,000.
Investor Call
The Company will host an investor conference call on Thursday, March 2, 2006 at 10:00 a.m. Central Standard Time. All interested parties may access the call Toll-Free at 1-877-407-9039. A
- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

participant will need the following information to access the conference call:
Company name – “Dynamex”. A telephone replay of the conference call will be available through March 9, 2006 at Toll-Free 1-877-660-6853, enter Account Number 3055 and Conference ID Number 193878.
The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.
* * *
Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada. Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.
This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry. These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission. In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.
- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(Unaudited)

	January 31,	July 31,
	2006	2005

ASSETS
CURRENT
Cash and cash equivalents	$7,945	$11,678
Accounts receivable (net of allowance for doubtful accounts of $877 and $767, respectively)	34,519	31,703
Prepaid and other current assets	1,546	3,115
Deferred income tax	2,736	1,992

Total current assets	46,746	48,488

Property and equipment — net	5,085	5,597
Goodwill	46,862	46,088
Intangibles — net	424	463
Deferred income taxes	6,593	7,625
Other assets	1,514	1,214

Total assets	$107,224	$109,475

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
CURRENT
Accounts payable trade	$7,747	$11,145
Accrued liabilities	16,776	14,426

Total current liabilities	24,523	25,571

Long-term debt	7	8

Total liabilities	24,530	25,579

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	—	—
Common stock; $0.01 par value, 50,000 shares authorized; 11,703 and 11,612 outstanding, respectively	117	116
Additional paid-in capital	78,655	77,196
Treasury stock, 623 shares	(9,997)	—
Retained earnings	9,635	3,768
Unrealized foreign currency translation adjustment	4,284	2,816

TOTAL STOCKHOLDERS’ EQUITY	82,694	83,896

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,224	$109,475

- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005

Sales	$86,346	$78,646	$176,915	$155,206

Cost of sales:
Purchased transportation	56,034	50,510	115,252	98,948
Other	6,550	6,352	13,508	12,765

	62,584	56,862	128,760	111,713

Gross profit	23,762	21,784	48,155	43,493

Selling, general and administrative Expenses:
Salaries, wages & employee benefits	13,470	12,206	26,874	23,593
Other	5,631	5,171	11,249	10,005

	19,101	17,377	38,123	33,598

Depreciation and amortization	448	369	941	745
(Gain) loss on disposal of property and equipment	—	(2)	1	3

Operating income	4,213	4,040	9,090	9,147

Interest expense	90	116	175	273
Other (income) expense	(57)	(54)	(164)	(104)

Income before taxes	4,180	3,978	9,079	8,978

Income tax expense	1,494	1,417	3,212	3,244

Net income	$2,686	$2,561	$5,867	$5,734

Basic earnings per common share:	$0.24	$0.22	$0.52	$0.50

Diluted earnings per common share:	$0.24	$0.22	$0.51	$0.49

Weighted average shares:
Common shares outstanding	11,108	11,547	11,326	11,496
Adjusted common shares — assuming exercise of stock options	11,347	11,798	11,552	11,732
- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except percentage data)
(Unaudited) Continued

	Three months ended		Year ended
	January 31,		January 31,
	2006	2005	2006	2005
Selected items as a percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Purchased transportation	64.9%	64.2%	65.1%	63.8%
Other	7.6%	8.1%	7.6%	8.2%

	72.5%	72.3%	72.7%	72.0%

Gross profit	27.5%	27.7%	27.3%	28.0%

Selling, general and administrative expenses:
Salaries, wages & employee benefits	15.6%	15.5%	15.2%	15.2%
Other	6.5%	6.6%	6.4%	6.4%

	22.1%	22.1%	21.6%	21.6%

Depreciation and amortization	0.5%	0.5%	0.5%	0.5%
(Gain) loss on disposal of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income	4.9%	5.1%	5.2%	5.9%

EBITDA Margin	5.5%	5.7%	5.8%	6.4%
EBITDA	$4,718	$4,463	$10,195	$9,996

Reconciliation of Non-GAAP Financial Measures:
Net income	$2,686	$2,561	$5,867	$5,734
Income tax expense	1,494	1,417	3,212	3,244
Interest expense	90	116	175	273
Depreciation and amortization	448	369	941	745

EBITDA	$4,718	$4,463	$10,195	$9,996

Sales by Service Type
On Demand	$32,022	37.1%	$30,774	39.1%	$66,609	37.7%	$61,386	39.5%
Scheduled/Distribution	26,456	30.6%	23,636	30.1%	54,703	30.9%	45,606	29.4%
Outsourcing	27,868	32.3%	24,236	30.8%	55,603	31.4%	48,214	31.1%

Total Sales	$86,346	100.0%	$78,646	100.0%	$176,915	100.0%	$155,206	100.0%

Sales by Country
United States	$55,274	64.0%	$51,755	65.8%	$114,628	64.8%	$102,983	66.4%
Canada	31,072	36.0%	26,891	34.2%	62,287	35.2%	52,223	33.6%

Total Sales	$86,346	100.0%	$78,646	100.0%	$176,915	100.0%	$155,206	100.0%

- MORE -

Dynamex — Second Quarter Fiscal Year 2006
March 1, 2006

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Six months ended
	January 31,
	2006	2005

OPERATING ACTIVITIES
Net income	$5,867	$5,734
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	941	745
Amortization of deferred bank financing fees	12	17
Provision for losses on accounts receivable	393	233
Deferred income taxes	289	1,971
Stock option compensation	447	275
(Gain) loss on disposal of property and equipment	1	3
Changes in current operating assets and liabilities:
Accounts receivable	(3,208)	(3,927)
Prepaids and other assets	1,569	(851)
Accounts payable and accrued liabilities	(1,048)	(279)

Net cash provided by operating activities	5,263	3,921

INVESTING ACTIVITIES
Purchase of property and equipment	(350)	(888)
Proceeds from sale of property and equipment	—	2
Purchase of investments	(100)	(210)

Net cash used in investing activities	(450)	(1,096)

FINANCING ACTIVITIES
Principal payments on long-term debt	(1)	—
Net borrowings under line of credit	—	(4,201)
Net proceeds from sale of common stock	607	1,059
Tax benefit realized from exercise of stock options	405	126
Purchase of treasury stock	(9,997)	—
Other assets and deferred offering costs	(192)	—

Net cash used in financing activities	(9,178)	(3,016)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	632	521

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,733)	330
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	11,678	7,927

CASH AND CASH EQUIVALENTS, END OF YEAR	$7,945	$8,257

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$199	$266

Cash paid for taxes	$3,099	$1,483

- END -